Exhibit 10.30

Novellus Systems, Inc.

Rule of 70 Accelerated Stock Vesting Retirement Plan Summary

Effective September 27, 2010

Overview

The Rule of 70 Accelerated Stock Vesting Retirement Plan (“the Plan”) provides financial benefits to employees who meet eligibility requirements at the time of their termination of continuous service with Novellus. For each five years of service, the Plan provides one year of accelerated vesting of certain equity awards held by employees at the time of their termination of continuous service with the Company. Additionally, the Plan extends the exercise period for vested stock options from three months to 36 months after the termination date but no later than the expiration date of the option.

Eligible Participants

An employee is Retirement eligible under the current Plan terms if on the effective date of the employee’s termination of continuous service with Novellus, the sum of the employee’s age and years of service is equal to or greater than 70. Years of service are calculated using employees’ “seniority date” to include periods of employment with companies acquired by Novellus. Employees in those countries where the Plan does not comply with all laws, regulations and directives are not eligible to participate. Employees covered by certain employment agreements as of the effective date of the Plan may not be eligible to participate.

Eligible Equity Awards

The Plan provides accelerated vesting of Stock Options granted before and after the effective date of the Plan and accelerated vesting of Restricted Stock Units (RSU) and Restricted Stock Awards (RSA) granted after the effective date of the Plan. Equity awards with performance based vesting provisions are excluded from the Plan.

Accelerated Vesting

Though employees may become Retirement eligible during their employment with Novellus, the Plan only provides for accelerated vesting on the eligible employee’s termination date.

Tax Implications

Eligible employees in some countries may hold grants that are subject to adverse tax consequences and stock holding requirements. The Company intends to provide general tax information to eligible employees in these countries.

Important Note: This is only a general summary of the Plan. The Company reserves the right to change, suspend or terminate the Plan in the future.